FRONT END MANAGEMENT AGREEMENT


          This Front End Management Agreement is entered into as of ________, 1997 between THE SOURCE COMPANY, a Missouri corporation ("THE SOURCE"), 1164 Lilburn Park Road, St. Louis, Missouri 63146, and KMART CORPORATION, a Michigan corporation ("KMART"), 3100 West Big Beaver Road, Troy, Michigan 48084.

         In consideration of the mutual covenants, terms and conditions herein contained, the parties agree as follows:

         1. Appointment by KMART; Acceptance by THE SOURCE. KMART hereby appoints THE SOURCE as its management agent, and THE SOURCE hereby accept as such appointment, to oversee and assist KMART in the management of GM/HBC, confection and publication product categories offered by KMART and in particular to provide those services described on EXHIBIT A and EXHIBIT B attached hereto and made a part hereof (collectively, the "Services"). Reasonable care and its best efforts shall be utilized by THE SOURCE in the performance of this Agreement.

         2. Authority. In connection with the provision of the Services by THE SOURCE hereunder, KMART hereby authorizes THE SOURCE to take and perform, or cause to be taken and performed, such actions, in the name and on behalf of KMART, as may be necessary or desirable, in the judgment of THE SOURCE, for the performance of the Services, subject to the terms of this Agreement. THE SOURCE and its designees shall at all times have the complete and unrestricted right of access to the facilities, offices and the books and records relating to the subject of the Services. Notwithstanding any provision of the Agreement, all Services provided by THE SOURCE shall be performed under the direction and control of KMART, and THE SOURCE will immediately modify or delete any practice as requested by KMART.

         3. Confidentiality. THE SOURCE agrees that any and all information in any form that is provided to THE SOURCE or its representatives by KMART or is otherwise obtained by THE SOURCE as part of this Agreement is provided and received in confidence, and THE SOURCE will at times preserve and protect the confidentiality of such information, and any other proprietary or nonpublic information of or relating to KMART which THE SOURCE or its representatives becomes aware or is acquired during the performance of this Agreement. THE SOURCE also agrees that it will take all necessary steps to ensure that such confidential information will not be disclosed to or used by any person, association or entity except THE SOURCE's own employees, and then only to the extent necessary to permit THE SOURCE to perform this Agreement. The confidentiality and nondisclosure obligations contained herein will survive and continue after termination of this Agreement for any reason.

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          4. Management Fee. The management fee (the  "Management  Fee") for the performance of the Services by THE SOURCE hereunder shall be calculated and paid in accordance with the provisions of the Exhibits attached hereto and made a part hereof. The fee for Services detailed in the Exhibits shall be the entire amount due THE SOURCE for the Services. All charges, costs and expenses incurred in connection with THE SOURCE's performance of this Agreement shall be borne by THE SOURCE .

         5. Vendor Payments. THE SOURCE acknowledges that all moneys received by THE SOURCE from KMART vendors as part of providing the Services are the sole and exclusive property of KMART, and THE SOURCE hereby waives any and all claims to such vendor funds. All vendor funds received by THE SOURCE will be forwarded to KMART without deduction or offset of any kind by THE SOURCE. The vendor funds received by THE SOURCE shall at all times be kept separate from the other funds of THE SOURCE. Further, no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy appointed for THE SOURCE, or any other person charged with taking custody of THE SOURCE's assets or business shall obtain any rights to the vendor funds collected by THE SOURCE on behalf of KMART.

         6. Term of Agreement; Termination. This Agreement shall be effective immediately and shall continue in effect, until terminated at the option of KMART, with or without cause, by sixty (60) days prior written notice to THE SOURCE. Upon termination of this Agreement for any reason, THE SOURCE shall not be entitled to any further compensation beyond any fee due for Services performed through the date of termination. Anything herein to the contrary notwithstanding, the provisions of Section 8 of this Agreement shall survive the termination of this Agreement.

         7. Audit. THE SOURCE shall maintain complete and accurate records with respect to all vendor payments received on behalf of KMART, with records THE SOURCE, shall allow KMART to inspect, audit, and/or review upon KMART's request. Such records shall be maintained in accordance with generally accepted accounting principals.

         8. No Liability; Indemnification.

          (a) Notwithstanding any other provision of this Agreement, neither THE SOURCE nor any affiliate or employee of THE SOURCE shall be liable to KMART or any creditor of KMART for any mistake, error or misjudgment of THE SOURCE or its affiliates, or their officers, directors, employees or agents, for any losses, liabilities or claims incurred or suffered by KMART, or its creditors in connection with the rendering of Services by THE SOURCE or occurring in connection with the operation of the business, or for any services, products or equipment provided by any contractor, agent, accountant or counsel retained on

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behalf of KMART, except for losses resulting from the willful misconduct,  fraud or negligence of THE SOURCE in the performance of its duties under this Agreement or from a breach of this Agreement by THE SOURCE. THE SOURCE shall indemnify KMART and its officers, directors, partners, representatives, agents and employees ("KMART") against and hold KMART Indemnified Persons harmless from all liabilities, losses, claims, actions, suits, penalties, damages and expenses (including reasonable attorneys' fees and court costs) based on or arising out of or in connection with the performance by THE SOURCE or its duties to KMART hereunder but only where such liabilities, losses, claims, actions, suits, penalties, damages and expenses are due to the negligence, fraud or willful misconduct of, or a breach of this Agreement by, THE SOURCE, its officers, directors, employees, agents, and control persons.

          (b) KMART shall indemnify THE SOURCE and its affiliates, and their officers, directors, partners, representatives, employees and agents ("THE SOURCE Indemnified Persons"), against and hold THE SOURCE Indemnified Persons harmless from all liabilities, losses, claims, actions, suits, penalties, damages and expenses (including reasonable attorneys' fees and court costs) based on or arising out of or in connection with the performance by THE SOURCE or other THE SOURCE Indemnified Person or other parties selected by THE SOURCE in connection with the performance of this Agreement or the operation of the Business, including actions by or claims of any creditor, or former creditor, of KMART, except to the extent, and only to the extent, any such loss, liability, claim, action, suit, penalty, damage or expense is proven to have incurred or sustained as a result of the willful misconduct, fraud or negligence of THE SOURCE or its affiliates, and their officers, directors, partners, representatives, employees and agents or from a breach of this Agreement by THE SOURCE.

          (c) In the event any error or other mistake by THE SOURCE in performing the Services shall require KMART to refund, return, or re-credit any funds to a vendor participating in the programs contemplated by this Agreement, then THE SOURCE shall return to KMART any fee that may have been paid to THE SOURCE for the funds refunded, returned, or re-credited to such vendors.

          9. Relationship of Parties. THE SOURCE and its employees shall serve as independent contractors in rendering Services under this Agreement and are not and shall not be employees or servants of KMART. KMART and THE SOURCE will pay their own respective taxes, contributions, wages and expenses with regard to employees on their respective payrolls and will indemnify and hold the other party harmless from and against any and all claims that are made by their respective employees against the other party. Any conflicts of interest arising

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from THE SOURCE's  ownership  and/or  management  of other  businesses  shall be
resolved  in  good  faith  in  the  judgment  and   discretion  of  THE  SOURCE.
Notwithstanding any other provision of this Agreement, however, the parties understand and agree that THE SOURCE shall only be required to devote such of its resources to providing the Services called for by this Agreement as are reasonably necessary and appropriate to the discharge thereof.

         10. Notices. All notices under this Agreement shall be given in writing and shall be effective when personally delivered or sent by Express, registered or certified mail, postage paid, or by next business day delivery service, charges prepaid, addressed to the parties at their respective addresses set forth in the first paragraph of this Agreement, or such other addresses as may be designated from time to time by notice given under this Section.

         11. Modification; Construction of Agreement. This Agreement may not be modified, altered or amended in any manner, except by agreement in writing duly executed by the parties. This Agreement shall be the entire and exclusive agreement between KMART and THE SOURCE with regard to the subject matter hereof and shall supersede all prior understandings, agreements, contracts or arrangements between the parties regarding the performance of the Services. This Agreement shall be governed by and construed under the laws of the State of Michigan, notwithstanding the execution or performance of any portion of this Agreement by any party in any other jurisdiction.

         12. Return of Books and Records. Upon termination of this Agreement for any reason all books, records and data bases in the possession of THE SOURCE relating to the rendition of the Services, (whether or not created or developed by THE SOURCE), together with all supplies and other items of property owned by KMART in THE SOURCE's possession shall be delivered to KMART, and THE SOURCE's right to compensation shall cease; provided, however, that THE SOURCE shall be entitled to retain copies of any records necessary to THE SOURCE.

         13. Assignment. No party hereto shall have right to assign this Agreement without the prior written consent of the other party, nor shall this Agreement or any rights or obligations of the parties hereunder be transferable by operations of law or otherwise. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          14. Compliance. THE SOURCE shall be responsible for and does represent that it shall comply with all federal, state and local laws, rules and regulations applicable to this Agreement or the performance of the Services.


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         IN WITNESS  HEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.


THE SOURCE COMPANY                          KMART CORPORATION


By: /s/ Dwight L. DeGolia                   By: /s/ James R. Wuest

Title: EXEC VP                              Title: DIV VP


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                                    EXHIBIT A
                         "FRONT END MANAGEMENT SERVICES"


         The Source Company, in conjunction with Kmart and at their direction, serves as the control point coordinating all aspects of the Front End display project including:

          1. Designing an attractive and functional Front End Merchandiser that enhances the presentation of the GM/HBC, confection and publication categories.

          2. Plan-o-gram magazine section to maximize sales, Retail Display Allowances ("RDA"), Retail Display Pocket Payments ("RDP"), Retail Display Pocket Payments ("RDP") and Introductory Promotion Offers ("IPO").

          3. Formulate payment terms and conditions of program for participating vendors as directed by Kmart representatives.

          4. Assist Kmart in negotiating the per linear inch cost for confection vendors.

          5. Secure written agreements for payment terms and conditions from all publishing and confection vendors.

          6. Coordinate store surveys with publishing quarterbacks.

          7. Coordinate/set installation schedules with publisher quarterbacks, confection quarterbacks and Kmart personnel.

          8. Administer invoicing to magazine and confection vendors (frequency of invoicing could range from as few as two invoices to monthly invoicing for the entire length of the program).

          9. Record and post all vendor payments.

          10. Provide a weekly update on installation completion and accounts receivable.

          11. Provide a weekly update on billings, receipts and open accounts.

          12. Maintain database that tracks by store the type and number of fixtures.

          13. Notify magazine and confection vendors of installation schedule so that product allocations can be adjusted for the new fixtures.

          For these services, The Source Company will charge Kmart 1% of cash or cash equivalent collected from magazine and confection vendors participating in

                                       A-1

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the  project.  The 1%  billing  of funds  collected  and  sent to Kmart  will be itemized on a monthly invoice, with payment due Net 30 days.

                                       A-2

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                                    EXHIBIT B
                        "GENERAL MERCHANDISE PEG BILLING"


          The Source Company will provide the following tracking and billing functions, reference general merchandise displayed on peg hooks on the checkout display fixtures:

          1. Build and maintain a Kmart database including specific information of each item placed on physical fixtures.

          2. Maintain a store level database which includes the store footprint of all fixtures placed.

          3. Maintain an accurate open/close store database.

          4. Per specific GM item, bill each appropriate vendor on their agreed billing cycle, per term and conditions negotiated by Kmart.

          5. Provide each vendor, per billing cycle, precise detail support of store level merchandising detail.

          6. Provide Kmart with weekly vendor checks, receipts and supporting A/R documentation.

          The Source Company will charge Kmart 1% of all dollars collected (either through cash payments or vendor deductions) for these services. The 1% billing of funds collected and sent to Kmart will be itemized on a monthly invoice, with payment due Net 30 days.

                                       B-1